EXHIBIT (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Common Shares
of
Hunt Corporation
at
$12.50 Net Per Share
by
FAC Acquisition Corporation
a wholly owned subsidiary of
FAC Holding Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON FRIDAY, DECEMBER 13, 2002, UNLESS THE OFFER IS EXTENDED.

November 15, 2002

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated November 15, 2002 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by FAC Acquisition Corporation, a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of FAC Holding Corporation (“Parent”), a Pennsylvania corporation, to purchase all outstanding common shares, par value $.10 per share (the “Shares”), of Hunt Corporation, a Pennsylvania corporation (the “Company”), at a price of $12.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

1.  The tender price for Shares is $12.50 per Share, net to you in cash without interest.

2.  The Offer is being made for all outstanding Shares.

3.  The Board of Directors of the Company unanimously (i) approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (each as defined in the Offer to Purchase), (ii) determined that the Offer and the Merger are fair to, and in the best interests of, the Company’s shareholders and (iii) recommends that the shareholders accept the Offer and tender their Shares pursuant to the Offer.

4.  The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, December 13, 2002, unless the Offer is extended.

5.  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates a number of Shares representing at least a majority of the Fully Diluted Shares (as defined in the Offer to Purchase) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 15 of the Offer to Purchase.

6.  Shareholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax and 30% of any reportable payments to such shareholder or other payee may be withheld pursuant to the Offer.

7.  Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF HUNT CORPORATION.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 15, 2002 and the related Letter of Transmittal in connection with the Offer by FAC Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of FAC Holding Corporation, a Pennsylvania corporation, to purchase all outstanding shares of common stock, par value $.10 per share (the “Shares”), of Hunt Corporation, a Pennsylvania corporation.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares tendered:*

Certificate Nos. (if available):

Check the box if Shares will be tendered by book-entry transfer: ☐

Account No:

Dated:                                                                                           , 2002

SIGN HERE

Signature(s):

Please type or print address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

PLEASE RETURN THIS FORM TO THE
BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

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